Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

May 5, 2015

MEDIA CONTACT: Lisa Gagnon

703-903-3385

INVESTOR CONTACT: Robin Phillips

571-382-4732

FREDDIE MAC REPORTS NET INCOME OF $524 MILLION,

COMPREHENSIVE INCOME OF $746 MILLION FOR FIRST QUARTER 2015

Marks Fourteenth Consecutive Quarter of Positive Earnings

First Quarter 2015 Earnings Remained Positive, But Continued to be Affected by Timing-Related Items

●	Net interest income, which includes guarantee fees, continued to drive the company’s financial results, partially offset by timing-related losses from derivative fair value changes
¡	Net interest income was $3.6 billion. Guarantee fees accounted for approximately 40 percent of the company’s net interest income in the first quarter
¡	Derivative losses were $2.4 billion, of which $1.8 billion was related to fair value changes. The company’s use of derivatives reduces exposure to interest-rate risk on an economic basis (duration gap continues to average zero months); however, this can result in significant accounting volatility during any given period

Business Fundamentals Were Strong and Continued to Improve in First Quarter 2015

●	Single-family post-2008 book of business continued to grow and was 61 percent of single-family credit guarantee portfolio at March 31, 2015; HARP and other relief refinance loans represented an additional 20 percent
●	Continued to innovate in credit risk transfer offerings as the company sold both first loss and mezzanine loss positions on $44.2 billion in UPB of single-family mortgages to the private market in the first quarter of 2015 through STACR® debt notes and ACISSM reinsurance transactions
●	Reduced legacy risk from the mortgage-related investment portfolio through sales of $4.1 billion of less liquid assets (including sales of approximately $300 million in UPB of seriously delinquent single-family loans) in the first quarter of 2015. Freddie Mac expects to settle its largest sale of nearly $1.0 billion in UPB of seriously delinquent single-family loans in the second quarter of 2015
●	Delinquency rates continued to decline and remained below industry benchmarks at March 31, 2015
¡	Single-family serious delinquency rate was 1.73 percent, compared to 2.20 percent at March 31, 2014
¡	Multifamily delinquency rate was 0.03 percent
●	Multifamily new business volume remained robust at $10.0 billion in the first quarter of 2015. The company transfers the majority of the credit risk on its new multifamily mortgages to the private market through K-deal offerings

Helped 14.6 Million Families to Buy, Rent or Keep Their Homes Since 2009

●	Provided $2.6 trillion in liquidity to the mortgage market; funded approximately 11.3 million single-family homes and 2.2 million multifamily rental units
●	Increased access to affordable housing with the introduction of Home Possible Advantage, a new single-family mortgage product with a down payment as low as three percent, and the expansion of the multifamily Small Balance Loan initiative to fund smaller rental properties
●	Provided foreclosure alternatives to 1.1 million borrowers

Will Have Returned $92.6 Billion to Taxpayers, Including June 2015 Dividend Obligation of $746 Million

●	Aggregate cash dividends to Treasury (including the June 2015 obligation) will be $92.6 billion
●	Dividend payments do not reduce prior Treasury draws, which totaled $71.3 billion since 2008

Freddie Mac First Quarter 2015 Financial Results

May 5, 2015

McLean, VA — Freddie Mac (OTCQB: FMCC) today reported net income of $524 million for the first quarter of 2015, compared to $227 million for the fourth quarter of 2014. The company also reported comprehensive income of $746 million for the first quarter of 2015, compared to $251 million for the fourth quarter of 2014.

“Our strong business momentum from last year carried into the first quarter, enabling us to again produce earnings despite a continued declining rate environment, so we can return further dividends to taxpayers,” said Donald H. Layton, chief executive officer. “We continue to focus on serving our growing customer base better to support the U.S. economy, innovating to become a more competitive company, and reducing risk to the taxpayer. We are also working under FHFA leadership to make the industry stronger, with a growing focus on responsibly increasing access to affordable housing for the nation’s borrowers and renters.”

Summary Financial Results (1)

		Three Months Ended
($ Millions)		3/31/15	12/31/14	Change
1	Net interest income	$3,647	$3,587	$60
2	Benefit (provision) for credit losses	499	(17)	516
3	Derivative losses	(2,403)	(3,397)	994
4	Other non-interest income	256	815	(559)
5	Non-interest expense	(1,211)	(823)	(388)

6	Pre-tax income	788	165	623
7	Income tax (expense) benefit	(264)	62	(326)

8	Net income	$524	$227	$297
9	Total other comprehensive income	222	24	198

10	Comprehensive income	$746	$251	$495

(1)	Columns and rows may not add due to rounding. See “Appendix – Financial Results Discussion” section for additional information about the company’s financial results for the first quarter of 2015.

Net Income and Comprehensive Income – First quarter 2015 net income and comprehensive income increased from the fourth quarter of 2014 by $297 million and $495 million, respectively. These increases were primarily driven by lower derivative losses as interest rates declined and the yield curve flattened less in the first quarter of 2015 compared to the fourth quarter of 2014. Additionally, Freddie Mac reclassified certain seriously delinquent single-family mortgage loans from held-for-investment to held-for-sale in the first quarter of 2015. This reclassification resulted in a benefit for credit losses, offset by lower other non-interest income and higher non-interest expense.

Variability of Earnings – Freddie Mac’s financial results continued to be subject to significant earnings and net worth variability from period to period, which may not necessarily reflect the underlying economics of the company’s business. This variability can be driven by changes in interest rates, the yield curve, implied volatility, home prices and mortgage spreads, as well as other factors that can affect Freddie Mac’s financial results. For example, the company uses derivatives to economically hedge its interest-rate risk exposure. While Freddie Mac’s sensitivity to interest rates on an economic basis remains low, its exposure to earnings volatility resulting from its use of derivatives has increased in recent periods as the company has changed the mix of its derivatives to align

Freddie Mac First Quarter 2015 Financial Results

May 5, 2015

with the changing duration of its hedged assets and liabilities. See further discussion below on Freddie Mac’s derivative gains and losses.

Derivative Gains and Losses – Gains and losses on the company’s derivative portfolio include both derivative fair value changes and derivative interest carry. Derivative interest carry (i.e., accrual of periodic settlements) represents the net amount the company accrues for interest-rate swap payments it will make or receive during a period – economically equivalent to interest expense. As shown in the graph below, Freddie Mac’s derivative interest carry has been relatively stable while its derivative fair value changes exhibit volatility as interest rates change. Fair value changes on derivatives are included in GAAP earnings, while fair value changes associated with several of the types of assets and liabilities being economically hedged are not. Therefore, there were timing mismatches that affected earnings during the first quarter of 2015.

Derivative Gains (Losses): Fair Value Changes vs. Interest Carry ($ Billions)

Treasury Draw and Dividend Payments – Based on Freddie Mac’s net worth of $2.5 billion at March 31, 2015, less the $1.8 billion capital reserve, the company’s June 2015 dividend obligation to Treasury under the Purchase Agreement will be $746 million, bringing total cumulative cash dividends paid to Treasury to $92.6 billion. The liquidation preference of the senior preferred stock held by Treasury remains $72.3 billion at March 31, 2015, as dividend payments do not reduce prior Treasury draws.

Freddie Mac First Quarter 2015 Financial Results

May 5, 2015

Business Highlights

Single-family Guarantee segment

●	Post-2008 book of business continued to grow and was 61 percent of single-family credit guarantee portfolio at March 31, 2015.

¡	HARP and other relief refinance loans were an additional 20 percent.

¡	2005-2008 legacy book declined to 12 percent.

●	Average management and guarantee fees charged on new acquisitions were 56.7 basis points (including legislated 10 basis point guarantee fee remitted to Treasury) in the first quarter of 2015, compared to 57.5 basis points in the fourth quarter of 2014.

●	Purchase and issuance volume was $80.2 billion in the first quarter of 2015, up from $71.0 billion in the fourth quarter of 2014.

¡	Refinancings, including HARP, accounted for 64 percent and 50 percent of the purchase and issuance volume in the first quarter of 2015 and fourth quarter of 2014, respectively.

●	Single-family serious delinquency rate was 1.73 percent at March 31, 2015, down from 1.88 percent at December 31, 2014. The single-family serious delinquency rate at March 31, 2015, the lowest since January 2009, was substantially below the rate for the entire U.S. mortgage market of 4.52 percent as of December 31, 2014 (as per the Mortgage Bankers Association’s National Delinquency Survey), which is the most current data available.

●	Executed sales of approximately $300 million in UPB of seriously delinquent unsecuritized single-family loans during the first quarter of 2015. The company subsequently announced its largest sale of approximately $1.0 billion in UPB of such loans, which will settle in the second quarter of 2015.

●	Through its innovative offerings of Structured Agency Credit Risk® (STACR) debt notes and Agency Credit Insurance StructureSM (ACIS reinsurance) transactions, Freddie Mac has transferred a portion of credit losses that could occur in adverse home price scenarios.

¡	In the first quarter of 2015, the company transferred a portion of credit losses on $44.2 billion in UPB of single-family mortgages through its first two STACR debt note transactions that transferred a portion of the first loss position, in addition to a mezzanine loss position, to the private market.

¡	Additionally, the company is moving towards an actual loss-based credit risk transfer approach. In April 2015, the company completed its first actual loss STACR offering. The actual loss STACR offering is similar to recent STACR deals. However, instead of allocating losses to the debt notes based upon a fixed severity approach, losses will be allocated in this transaction based on the actual losses realized on the related reference pool.

Investments segment

●	The company’s mortgage-related investments portfolio was $405.6 billion at March 31, 2015, down $2.8 billion from December 31, 2014.

●	Less liquid assets were $233.7 billion at March 31, 2015, down by $5.6 billion, or two percent, from December 31, 2014 due to on-going portfolio liquidations and:

¡	Sales of $3.7 billion of private-label securities in the first quarter of 2015.

¡	Securitization of $1.4 billion of single-family reperforming and modified loans in the first quarter of 2015.

Freddie Mac First Quarter 2015 Financial Results

May 5, 2015

●	Continued to maintain a low sensitivity to interest rates on an economic basis:

¡	Duration gap averaged zero months for the first quarter of 2015.

¡	Portfolio market value sensitivity to an adverse 50 basis point parallel movement in interest rates averaged $123 million for the first quarter of 2015.

Multifamily segment

●	New purchase volume remained robust at $10.0 billion in the first quarter of 2015. The full year 2015 new multifamily business activity (excluding certain targeted loan types) is subject to a cap of $30.0 billion in UPB based on the 2015 Conservatorship Scorecard.

●	A majority of the credit risk on new multifamily mortgages will be transferred to the private market through K-deal offerings.

●	Issued $5.1 billion in Freddie Mac securities through five K-deal offerings in the first quarter of 2015.

●	Multifamily delinquency rate remained low at three basis points at March 31, 2015, reflecting continued strong portfolio performance.

●	Provided financing for nearly 140,000 rental units in the first quarter of 2015, approximately 90 percent of which are affordable to families earning low to moderate incomes.

Housing Market Support

Freddie Mac supports the U.S. housing market by ensuring credit availability for new and refinanced mortgages as well as rental housing. The company also helps struggling homeowners avoid foreclosure and helps stabilize communities nationwide. Since the beginning of 2009, Freddie Mac has helped approximately 13.5 million American families own or rent a home and 1.1 million families avoid foreclosure. At the same time, the company is working with FHFA, its customers and the industry to build a stronger housing finance system for the nation.

Providing Liquidity – Freddie Mac provides access to financing for new and refinanced mortgages and rental housing. In the first quarter of 2015, the company provided $90.8 billion in liquidity to the market through its purchases of loans and issuances of mortgage-related securities, funding nearly 354,000 single-family homes and 140,000 multifamily rental units. Refinance purchases of $51.7 billion accounted for 64 percent of the company’s single-family mortgage purchase volume during the first quarter of 2015, up from 50 percent in the fourth quarter of 2014, due to lower long-term interest rates.

Freddie Mac is working to improve access to affordable housing for America’s families. In the first quarter of 2015, the company began buying Home Possible Advantage loans, its new single-family mortgage offering with a down payment option as low as three percent, and financed its first multifamily property through the new Small Balance Loan initiative. Expanding access to mortgage credit continues to be a top priority for the company in 2015.

Freddie Mac First Quarter 2015 Financial Results

May 5, 2015

Market Liquidity Provided (1)

($ Billions)		2009	2010	2011	2012	2013	2014	YTD 2015	Cumulative Total
1	Single-family purchases or issuances(1)	$483	$390	$321	$427	$423	$255	$80	$ 2,379
2	Relief refinance mortgages (includes HARP)	35	106	82	123	99	27	5	477
3	Other refinance mortgages	345	200	168	228	210	94	47	1,292
4	Purchase mortgages	94	78	71	76	114	134	28	595
5	Other(2)	9	6	-	-	-	-	-	15
6	Multifamily loan purchases or guarantees(1)(3)	$17	$16	$20	$29	$26	$28	$10	$ 146
7	Other(4)	$46	$-	$8	$-	$4	$8	$1	$ 67
8	Total (lines 1+6+7)	$546	$406	$349	$456	$453	$291	$91	$ 2,592

(1)	Based on unpaid principal balance (UPB) and includes other guarantee commitments.
(2)	Includes Ginnie Mae Certificates, HFA initiative-related guarantees, and Other Guarantee Transactions.
(3)	Excludes Multifamily issuances of K-deals.
(4)	Consists of non-Freddie Mac mortgage-related securities purchased for the company’s mortgage-related investments portfolio.

Preventing Foreclosures – Freddie Mac helps struggling borrowers retain their homes or otherwise avoid foreclosure. During the first quarter of 2015, the company completed approximately 27,000 single-family loan workouts, bringing the total number of homeowners the company has helped to avoid foreclosure to 1.1 million since the beginning of 2009. When foreclosure is unavoidable, Freddie Mac has helped to further stabilize communities by focusing its real estate owned home sales on owner-occupants, who have made up two–thirds of its purchasers since the beginning of 2009, and by promoting industry-leading standards for property preservation.

Number of Families Helped

(Thousands)		2009	2010	2011	2012	2013	2014	YTD 2015	Cumulative Total
1	Number of families helped to own or rent a home	2,480	2,089	1,830	2,472	2,458	1,627	494	13,450
2	Relief refinance borrowers (includes HARP)(1)	169	533	453	687	611	179	35	2,667
3	Other refinance borrowers(1)	1,595	947	740	996	944	429	192	5,843
4	Purchase borrowers(1)	460	378	326	353	515	606	127	2,765
5	Multifamily rental units	256	231	311	436	388	413	140	2,175
6	Number of families helped to avoid foreclosure(2)	133	275	208	169	168	120	27	1,100
7	Loan modifications	65	170	109	70	83	67	15	579
8	Repayment plans	34	31	33	33	29	25	6	191
9	Forbearance agreements	15	35	20	13	12	9	2	106
10	Short sales & deed-in-lieu of foreclosure transactions	19	39	46	53	44	19	4	224
11	Total (lines 1+6)	2,613	2,364	2,038	2,641	2,626	1,747	521	14,550

(1)	For the periods presented, a borrower may be counted more than once if the company purchased more than one loan (purchase or refinance mortgage) relating to the same borrower.
(2)	Represents single-family loan workouts. These categories are not mutually exclusive and a borrower in one category may also be included in another category in the same period. For the periods presented, a borrower may subsequently go into foreclosure.

Freddie Mac First Quarter 2015 Financial Results

May 5, 2015

Building a Stronger Mortgage Market – Working with FHFA and the industry, Freddie Mac is building a stronger, more efficient mortgage market that benefits the nation’s homebuyers, renters and taxpayers. In the first quarter of 2015, the company debuted new standards to facilitate nonperforming loan sales and in April strengthened its private mortgage insurance requirements. Freddie Mac made further infrastructure improvements, continuing work on setting common data standards under the Uniform Mortgage Data Program and developing a single security.

About Freddie Mac’s Conservatorship

Since September 2008, Freddie Mac has been operating under conservatorship, with FHFA as Conservator. The support provided by Treasury pursuant to the Purchase Agreement enables the company to maintain access to the debt markets and have adequate liquidity to conduct its normal business operations. Based on Freddie Mac’s net worth of $2.5 billion at March 31, 2015, less the 2015 capital reserve amount of $1.8 billion, the company’s dividend obligation to Treasury in June 2015 will be $746 million. Including the June 2015 dividend obligation, Freddie Mac’s aggregate cash dividends paid to Treasury will total $92.6 billion, $21.2 billion more than cumulative cash draws of $71.3 billion received from Treasury through March 31, 2015. Under the Purchase Agreement, the payment of dividends does not reduce the outstanding liquidation preference. Accordingly, Treasury still maintains a liquidation preference of $72.3 billion on the company’s senior preferred stock as of March 31, 2015.

Treasury Draws and Dividend Payments

(1)	The initial $1 billion liquidation preference of senior preferred stock was issued to Treasury in September 2008 as consideration for Treasury’s funding commitment. The company received no cash proceeds as a result of issuing this initial $1 billion liquidation preference of senior preferred stock.
(2)	Amount does not include the June 2015 dividend obligation of $0.7 billion.

The Purchase Agreement does not allow the company to retain capital. Beginning in 2013, the required quarterly senior preferred stock dividend equals the amount, if any, by which the company’s net worth as of the end of the preceding quarter exceeds an applicable capital reserve amount. The applicable capital reserve amount is $1.8 billion for 2015. It will be reduced by $600 million each year thereafter until it reaches zero on January 1, 2018.

The amount of remaining funding available to Freddie Mac under the Purchase Agreement with Treasury is $140.5 billion, and will be reduced by any future draws.

Freddie Mac First Quarter 2015 Financial Results

May 5, 2015

Freddie Mac is not permitted to redeem the senior preferred stock prior to the termination of Treasury’s funding commitment under the Purchase Agreement. The limited circumstances under which Treasury’s funding commitment will terminate are described in “NOTE 2: CONSERVATORSHIP AND RELATED MATTERS – Purchase Agreement and Warrant” in the company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Additional Information

For more information, including that related to Freddie Mac’s financial results, conservatorship and related matters, see the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, and the company’s Financial Results Supplement. These documents are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors.

Additional information about Freddie Mac and its business is also set forth in the company’s filings with the SEC, which are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. Freddie Mac encourages all investors and interested members of the public to review these materials for a more complete understanding of the company’s financial results and related disclosures.

Webcast Announcement

Management will host a conference call at 9 a.m. Eastern Time on May 5, 2015 to discuss the company’s results with the media. The conference call will be concurrently webcast. To access the live audio webcast, use the following link: http://www.visualwebcaster.com/event.asp?id=102183. The replay will be available on the company’s Web site at www.FreddieMac.com/investors. All materials related to the call will be available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors.

* * * *

This press release contains forward-looking statements, which may include statements pertaining to the conservatorship, the company’s current expectations and objectives for its single-family, multifamily and investment businesses, its loan workout initiatives and other efforts to assist the U.S. residential mortgage market, liquidity, capital management, economic and market conditions and trends, market share, the effect of legislative and regulatory developments and new accounting guidance, credit quality of loans the company owns or guarantees, and results of operations and financial condition on a GAAP, Segment Earnings and fair value basis. Forward-looking statements involve known and unknown risks and uncertainties, some of which are beyond the company’s control. Management’s expectations for the company’s future necessarily involve a number of assumptions, judgments and estimates, and various factors, including changes in market conditions, liquidity, mortgage spreads, credit outlook, actions by the U.S. government (including FHFA, Treasury and Congress), and the impacts of legislation or regulations and new or amended accounting guidance, could cause actual results to differ materially from these expectations. These assumptions, judgments, estimates and factors are discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2014, Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 and Current Reports on Form 8-K, which are available on the Investor Relations page of the company’s Web site at www.FreddieMac.com/investors and the SEC’s Web site at www.sec.gov. The company undertakes no obligation to update forward-looking statements it makes to reflect events or circumstances occurring after the date of this press release.

Freddie Mac First Quarter 2015 Financial Results

May 5, 2015

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Today Freddie Mac is making home possible for approximately one in four home borrowers and is one of the largest sources of financing for multifamily housing. Additional information is available at FreddieMac.com, Twitter @FreddieMac and Freddie Mac’s blog FreddieMac.com/blog.

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Freddie Mac First Quarter 2015 Financial Results

May 5, 2015

Appendix – Financial Results Discussion

Summary Consolidated Statements of Comprehensive Income (1)

		Three Months Ended
($ Millions)		3/31/15	12/31/14	Change
1	Net interest income	$3,647	$3,587	$60
2	Benefit (provision) for credit losses	499	(17)	516
3	Derivative losses	(2,403)	(3,397)	994
4	Other non-interest income	256	815	(559)

5	Non-interest income (loss)	(2,147)	(2,582)	435
6	Administrative expenses	(451)	(488)	37
7	REO operations (expense) income	(75)	(84)	9
8	Other non-interest expense	(685)	(251)	(434)

9	Non-interest expense	(1,211)	(823)	(388)
10	Pre-tax income	788	165	623
11	Income tax (expense) benefit	(264)	62	(326)

12	Net income	$524	$227	$297
13	Total other comprehensive income	222	24	198

14	Comprehensive income	$746	$251	$495

(1)	Columns and rows may not add due to rounding.

Net interest income was $3.6 billion for the first quarter of 2015, up $60 million from the fourth quarter of 2014. The slight increase was mostly driven by higher guarantee fee income and higher amortization income due to increased prepayments.

Freddie Mac First Quarter 2015 Financial Results

May 5, 2015

Benefit (provision) for credit losses was a benefit of $499 million for the first quarter of 2015, compared to a provision of $17 million for the fourth quarter of 2014. The shift to a benefit in the first quarter was driven by a reduction of loan loss reserves associated with certain seriously delinquent single-family mortgage loans reclassified from held-for-investment to held-for-sale.

Freddie Mac’s loan loss reserves were $18.8 billion at March 31, 2015, compared to $21.9 billion at December 31, 2014. The decline was driven by ongoing charge-offs as well as charge-offs associated with the company’s initial adoption on January 1, 2015 of regulatory guidance issued by FHFA that changed the timing of when the company deems a loan to be uncollectible. This initial adoption increased the company’s charge-offs by $1.9 billion.

Derivative gains (losses) include both fair value changes and derivative interest carry (i.e., accrual of periodic settlements). Derivative losses were $2.4 billion for the first quarter of 2015, compared to $3.4 billion for the fourth quarter of 2014. Derivative losses decreased as interest rates declined and the yield curve flattened less in the first quarter of 2015 compared to the fourth quarter of 2014.

Freddie Mac First Quarter 2015 Financial Results

May 5, 2015

Other non-interest income was $256 million for the first quarter of 2015, compared to $815 million for the fourth quarter of 2014. The decrease was primarily driven by fair value losses related to certain seriously delinquent single-family loans that were reclassified from held-for-investment to held-for-sale during the first quarter of 2015.

Non-interest expense was $1.2 billion for the first quarter of 2015, compared to $823 million for the fourth quarter of 2014. The increase was primarily due to expenses related to taxes and insurance associated with the reclassification of certain seriously delinquent single-family loans to held-for-sale during the first quarter of 2015.

Freddie Mac First Quarter 2015 Financial Results

May 5, 2015

Total other comprehensive income was $222 million for the first quarter of 2015, compared to $24 million for the fourth quarter of 2014. The increase primarily reflects improved fair values on agency available-for-sale (AFS) securities.

Segment Financial Results

Freddie Mac’s operations consist of three reportable segments, which are based on the type of business activities each performs — Single-family Guarantee, Investments and Multifamily. Certain activities that are not part of a reportable segment are included in the All Other category.

Summary of Segment Earnings (Loss) and Comprehensive Income (Loss) (1)(2)

		Three Months Ended
($ Millions)		3/31/15	12/31/14	Change
	Segment Earnings (loss), net of taxes
1	Single-family Guarantee	$60	$470	$(410)
2	Investments	180	(540)	720
3	Multifamily	284	297	(13)
4	All Other	-	-	-

5	Total Segment Earnings, net of taxes	$524	$227	$297

	Comprehensive income (loss) of segments
6	Single-family Guarantee	$59	$461	$(402)
7	Investments	416	(482)	898
8	Multifamily	264	300	(36)
9	All Other	7	(28)	35

10	Comprehensive income of segments	$746	$251	$495

(1)	Columns and rows may not add due to rounding.
(2)	The financial performance of the company’s Single-family Guarantee segment is measured based on its contribution to GAAP net income (loss). The company’s Investments segment and Multifamily segment are measured based on each segment’s contribution to GAAP comprehensive income (loss).

Freddie Mac First Quarter 2015 Financial Results

May 5, 2015

Single-family Guarantee segment earnings were $60 million for the first quarter of 2015, compared to $470 million for the fourth quarter of 2014. The decrease was primarily driven by losses on certain seriously delinquent mortgage loans reclassified from held-for-investment to held-for-sale, as well as higher fair value losses on STACR debt notes as market spreads tightened.

Investments segment comprehensive income was $416 million for the first quarter of 2015, compared to a comprehensive loss of $482 million for the fourth quarter of 2014. The shift was primarily driven by higher quarterly segment earnings due to lower derivative losses, coupled with improved fair values on agency AFS securities.

Multifamily segment comprehensive income was $264 million for the first quarter of 2015, down slightly from $300 million in the fourth quarter of 2014.